Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

Carlyle AlpInvest Private Markets Fund

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$263,536,134.09	0.000087	$22,927.64

Total Transaction Valuation:		$263,536,134.09
Total Fees Due for Filing:				$22,927.64
Total Fees Previously Paid:
Total Fee Offsets:				0.00
Net Fee Due:				$22,927.64

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the filing fee for this transaction in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the maximum percentage of Shares offered to be repurchased calculated at the most recent net asset value per Share as of the filing date (5% of net asset value offered to be repurchased valued at the most recent net asset value as of the filing date, or August 31, 2026).

The amount of the filing fee is calculated in accordance with the Exchange Act equals $87.00 for each $1,000,000 of value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.